Exhibit 8.1

[WLRK Letterhead]

August 8, 2008

HSN, Inc.

1 HSN Drive

St. Petersburg, Florida 33729

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-1 (as amended through the date hereof, the “Registration Statement”) of HSN, Inc., a Delaware corporation (“HSN”), including the Prospectus, forming a part thereof, relating to the proposed spin-off of HSN from IAC/InterActiveCorp (“IAC”) and the related transactions contemplated to occur prior to or contemporaneously with the spin-off of HSN.

We hereby confirm that, subject to the limitations and qualifications set forth therein, the section of the Registration Statement entitled “The Separation—Material U.S. Federal Income Tax Consequences of the Spin-Offs” contains our opinion as to the material U.S. federal income tax consequences of the spin-offs to U.S. holders of IAC common stock (the “Opinion”).

In providing the Opinion, we have assumed that (i) the transactions contemplated by the “Request for Rulings pursuant to Sections 301, 332, 355, 368(a)(1)(D) and related provisions of the Code with respect to the proposed distributions by IAC/InterActiveCorp that will effectuate the separation of the IAC group into five publicly-traded corporations” submitted by IAC to the Internal Revenue Service on April 11, 2008, together with the appendices and exhibits thereto, and any supplemental filings or other materials subsequently submitted to the Internal Revenue Service through the date hereof (the “Ruling Request”) will be consummated in accordance therewith and as described in the Registration Statement (and no transaction or condition described therein and affecting the Opinion will be waived by any party), (ii) the statements concerning the transactions and the parties thereto set forth in the Ruling Request and in the Registration Statement are true, complete and correct, (iii) the facts and representations (other than conclusions of law, if any) made in the Ruling Request are true, complete and correct and will remain true, complete and correct at all times up to and including the date of the spin-offs, and (iv) IAC and HSN (and each of the other Spincos) and their respective subsidiaries will report the spin-offs for U.S. federal income tax purposes in a manner consistent with the Opinion.  If any of the above described assumptions are untrue for any reason or if the spin-offs are consummated in a manner that is different from the manner in which they are described in the Ruling Request or the Registration Statement, the Opinion may be adversely affected.

We hereby confirm the Opinion in the Registration Statement and consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/Wachtell, Lipton, Rosen & Katz